Exhibit 3.1

EXHIBIT A

TO

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

ARTICLE I

NAME

The name of the Corporation is Platinum Energy Solutions, Inc. (hereinafter, the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The name of the Corporation’s resident agent in the State of Nevada is Inc. Plan of Nevada, and the street address of the said resident agent where process may be served on the Corporation is 613 Saddle River Court, Henderson, Nevada 89011. The mailing address and the street address of the said resident agent are identical.

ARTICLE III

POWER

The purpose for which the Corporation is organized is to transact all lawful business for which corporations may be incorporated pursuant to the laws of the State of Nevada. The Corporation shall have all the powers of a corporation organized under the General Corporation Law of the State of Nevada.

ARTICLE IV

TERM

The Corporation is to have perpetual existence.

ARTICLE V

CAPITAL STOCK

Number and Designation. The total number of shares of all classes that this Corporation shall have authority to issue shall be 500,000,000, of which 499,980,000 shall be shares of common stock, par value $0.001 per share (“Common Stock”), and 20,000 shall be shares of preferred stock, par value $0.001 per share (“Preferred Stock”). The shares may be issued by the Corporation from time to time as approved by the board of directors of the Corporation without the approval of the stockholders except as otherwise provided in this Article V or the rules of a national securities exchange if applicable. The consideration for subscriptions to, or the purchase of, the capital stock to be issued by the corporation shall be paid in such form and in such manner as the board of directors shall determine. The board of directors may authorize capital stock to be issued for consideration consisting of cash, any tangible or intangible property or any benefit to the Corporation, or any combination thereof. In the absence of actual fraud in the transaction, the judgment of the directors as to the value of such consideration shall be conclusive. The capital stock so issued shall be deemed to be fully paid and nonassessable stock upon receipt by the Corporation of such consideration. In the case of a stock dividend, the part of the surplus of the Corporation which is transferred to stated capital upon the issuance of shares as a stock dividend shall be deemed to be the consideration for their issuance.

A description of the different classes and series (if any) of the Corporation’s capital stock, and a statement of the relative powers, designations, preferences and rights of the shares of each class and series (if any) of capital stock, and the qualifications, limitations or restrictions thereof, are as follows:

Designated Common Stock. Shares of Common Stock not at the time designated as shares of a particular series, pursuant to this Article V or any other provision of these Articles of Incorporation, may be issued from time to time in one or more designated series. The board of directors may determine, in whole or in part, the preferences, voting powers, qualifications and special or relative rights or privileges of any such series before the issuance of any shares of that series. The board of directors shall determine the number of shares constituting each series of Common Stock and each series shall have a distinguishing designation.

Undesignated Common Stock. Shares of Common Stock not at the time designated as shares of a particular series, pursuant to this Article V or any other provision of these Articles of Incorporation, may be issued from time without any distinctive designation. Such undesignated Common Stock is referred to herein as “Common Stock”. Except as provided in these Articles of Incorporation or the designation of any series or class of capital stock, the holders of the Common Stock shall exclusively possess all voting power. Subject to the provisions of these Articles of Incorporation, each holder of shares of Common Stock shall be entitled to one vote for each share held by such holder.

Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class or series of stock having preference over the Common Stock as to the payment of dividends, the full amount of dividends and sinking fund or retirement fund or other retirement payments, if any, to which such holders are respectively entitled in preference to the Common Stock, then dividends may be paid on the Common Stock, and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends, but only when and as declared by the board of directors of the Corporation.

In the event of any liquidation, dissolution or winding up of the Corporation, after there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class having preference over the Common Stock in any such event, the full preferential amounts to which they are respectively entitled, the holders of the Common Stock and of any class or series of stock entitled to participate therewith, in whole or in part, as to distribution of assets shall be entitled, after payment or provision for payment of all debts and liabilities of the Corporation, to receive the remaining assets of the Corporation available for distribution, in cash or in kind.

Each share of Common Stock shall have the same relative powers, preferences and rights as, and shall be identical in all respects with, all the other shares of Common Stock of the Corporation.

Series A Preferred Stock. There shall be a series of Preferred Stock designated as “Series A Preferred Stock,” and the number of shares constituting such series shall be 20,000. Such series is referred to herein as the “Series A Preferred Stock.” The following rights, preferences, privileges and restrictions are hereby granted to and imposed upon the Series A Preferred Stock:

1. Dividends. No dividend shall be declared or paid on the Series A Preferred Stock.

2. Liquidation Preference on Dissolution, Sale of the Corporation or Reorganization.

(a) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, either voluntarily or involuntarily (a “Dissolution”) or a Sale of the Corporation, each holder of Series A Preferred Stock shall be entitled, after provision for the payment of the Corporation’s debts and other liabilities, to be paid in full, before any distribution is made on any Common Stock, an amount in cash (unless such requirement to be paid in cash is waived by holders of at least 70% of the then outstanding Series A Preferred Stock, in which case each holder of Series A Preferred Stock shall receive the same form of consideration or be given the option as to the form and amount of consideration) equal to the Liquidation Preference. “Liquidation Preference” means two (2) times the Series A Preferred Stock Initial Amount (defined below); provided however, (i) the Liquidation Preference will be permanently reduced to one and one-half (1.5) times the Series A Preferred Stock Initial Amount if the LTM EBITDA reaches $70 million, and (ii) the Liquidation Preference will be permanently reduced to one (1) times the Series A Preferred Stock Initial Amount if (A) cumulative EBITDA of the Corporation for any consecutive 24 months period reaches $140 million, (B) the Corporation is sold in less 24 months with LTM EBITDA of greater than $70 million, or (C) at any time the Corporation is sold for greater than $125 million in total consideration (net of assumed or repaid indebtedness). The Corporation shall, not later than 20 days prior to the earlier of the record date for the taking of a vote of stockholders with respect to any Dissolution or Sale of the Corporation or the date set for the consummation of a Dissolution or Sale of the Corporation, provide to the holders of the Series A Preferred Stock such information concerning the terms of the Dissolution or Sale of the Corporation and the value of the assets of the Corporation as may be reasonably requested by the holders of shares of Series A Preferred Stock. If, upon a Dissolution or Sale of the Corporation, the net assets of the Corporation distributable among the holders of all outstanding Series A Preferred Stock shall be insufficient to permit the payment of the Liquidation Preference, then the entire net assets of the Corporation remaining after the provision for the payment of the Corporation’s debts and other liabilities shall be distributed among the holders of the Series A Preferred Stock ratably in proportion to the full preferential amounts to which they would otherwise be respectively entitled on account of their Series A Preferred Stock. Upon a Dissolution or Sale of the Corporation, after the payment of all preferential amounts required to be paid to the holders of shares of the Series A Preferred Stock or any other class or series of capital stock ranking on liquidating senior to the Common Stock, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of the Common Stock, pro rata based on the number of shares held by each such holder.

(b) Any reorganization of the Corporation required by any court or administrative body in order to comply with any provision of law shall be deemed to be an involuntary liquidation, dissolution or winding up of the Corporation unless the preferences, qualifications, limitations, restrictions and special or relative rights granted to or imposed upon the holders of Series A Preferred Stock are not adversely affected by such Reorganization.

3. Mandatory Redemption on Qualified IPO. Subject to being permitted to make a redemption under the Indenture, in connection with the Corporation’s initial public offering of its equity securities in a nationally recognized exchange with total proceeds available to the public of $50 million or more and an implied pre-money equity market capitalization of at least $125 million (a “Qualified IPO”), the Corporation shall redeem all of the shares of Series A Preferred Stock for the Series A Preferred Stock Initial Amount. The Corporation shall be obligated to repurchase from the holders all of the shares of Series A Preferred Stock on the closing of the Qualified IPO. For each share of Series A Preferred Stock which is to be redeemed, the Corporation shall be obligated to pay to the holder thereof (upon surrender by such holder at the Corporation’s principal office of the certificate representing such share) the amount of the Series A Preferred Stock Initial Amount in cash.

4. Optional Redemption. Subject to being permitted to make a redemption under the Indenture, the Corporation may, by written notice to the holders of Series A Preferred Stock (a “Series A Redemption Notice”), redeem all of the Series A Preferred Stock at a price per share equal to the applicable Liquidation Preference. For each share of Series A Preferred Stock which is to be redeemed, the Corporation shall be obligated to pay to the holder thereof (upon surrender by such holder at the Corporation’s principal office of the certificate representing such share) on the date set forth in the Series A Redemption Notice (which shall be within 60 days of the Series A Redemption Notice) the applicable Liquidation Preference in cash.

5. Voting Rights of Series A Preferred Stock. Except as otherwise required by law or as provided herein, the shares of the Series A Preferred Stock shall not have any voting rights.

6. Amendment to Series A Preferred Stock. Notwithstanding Section 5, any amendment to the Articles of Incorporation that adversely affects the preferences, privileges, restrictions or other rights of the Series A Preferred Stock shall require the consent of holders of a majority of the outstanding shares of Series A Preferred Stock.

7. Certain Definitions.

“Indenture” means the indenture by and among the Corporation, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee and as collateral agent, relating to the $115,000,000 initial aggregate principal amount of 14.25% Senior Secured Notes due 2015.

“LTM EBITDA” means, as of a specific date, the Corporation’s last twelve months of earnings before interest, taxes, depreciation and amortization, as determined by the Corporation’s outside auditors.

“Person” shall mean an individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization and any government, governmental department or agency or political subdivision thereof.

“Sale of the Corporation” shall mean a single transaction or a series of transactions pursuant to which an unaffiliated Person or Persons acquire (i) capital stock of the Corporation possessing the voting power to elect a majority of the Corporation’s board of directors or more than fifty percent (50%) of the voting power of the Corporation (whether by merger, consolidation or sale or transfer of the Corporation’s capital stock), provided, however, (a) that an initial public offering that results in an acquisition of voting power shall not be a Sale of the Corporation and (b) a merger shall not be a Sale of the Corporation as long as the stockholders of the Corporation own a majority of the common stock of the surviving entity immediately following the merger); or (ii) all or a substantial portion of the Corporation’s assets determined on a consolidated basis.

“Series A Preferred Stock Initial Amount” of any share of Series A Preferred Stock shall be $1,000, such price to be equitably adjusted in the event of any stock dividend, stock split, combination, recapitalization or other similar event with respect to the Series A Preferred Stock.

ARTICLE VI

DIRECTORS

The business and affairs of the Corporation shall be managed by or under the direction of the board of directors, which shall consist of not fewer than one (1) and nor more than eleven (11) directors, the exact number to be determined and increased or decreased from time to time by resolution adopted by the board of directors, providing that the number of directors shall not be reduced to less than one (1).

In furtherance, but not in limitation of the powers conferred by statute, the board of directors is expressly authorized to do the following:

(a) Designate one (1) or more committees, each committee to consist of one or more of the directors of the Corporation and such number of natural persons who are not directors as the board of directors shall designate, which to the extent provided in the Resolution, or in the Bylaws of the Corporation, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the Corporation.

(b) As provided by NRS 78.140, without repeating the section in full here, the same is adopted and no contract or other transaction between this Corporation and any of its officers, agents or directors shall be deemed void or voidable solely for that reason. The balance of the provisions of the code section cited, as it now exists, allowing such transactions, is hereby incorporated into this Article VI as though more fully set forth, and Article VI shall be read and interpreted to provide the greatest latitude in its application.

Any director or the entire board of directors may be removed by vote of ninety percent (90%) of the outstanding shares entitled to vote whenever, in the judgment of the stockholders, the best interests of the Corporation will be served thereby, but such removal, other than for cause, shall be without prejudice to the contract rights, if any, of the person so removed.

ARTICLE VII

SALE OF ASSETS

The corporation may, without vote or approval of the stockholders, by action taken at any meeting of its board of directors, sell, lease or exchange all or substantially all of its property and assets, including its goodwill and its corporate franchises, upon such terms and conditions as its board of directors may approve.

ARTICLE VIII

INDEMNIFICATION

Any person who was or is a party or is or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (whether or not by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, incorporator, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, incorporator, employee, partner, trustee, or agent of another corporation, partnership, joint venture, trust, or other enterprise (including an employee benefit plan), shall be entitled to be indemnified by the Corporation to the full extent then permitted by law against expenses (including counsel fees and disbursements), judgments, fines (including excise taxes assessed on a person with respect to an employee benefit plan), and amounts paid in settlement incurred by him in connection with such action, suit, or proceeding and, if so requested, the Corporation shall advance (within two business days of such request) any and all such expenses to the person indemnified; provided, however, that (i) the foregoing obligation of the Corporation shall not apply to a claim that was commenced by the person indemnified without the prior approval of the board of directors. Such right of indemnification shall inure whether or not the claim asserted is based on matters which antedate the adoption of this Article VIII. Such right of indemnification shall continue as to a person who has ceased to be a director, officer, incorporator, employee, partner, trustee, or agent and shall inure to the benefit of the heirs and personal representatives of such a person. The indemnification provided by this Article VIII shall not be deemed exclusive of any other rights which may be provided now or in the future under any provision currently in effect or hereafter adopted of the bylaws, by any agreement, by vote of stockholders, by resolution of disinterested directors, by provisions of law, or otherwise.

ARTICLE IX

LIMITATIONS ON DIRECTORS’ LIABILITY

No director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except: (a) for acts or omissions that involve intentional misconduct, fraud or a knowing violation of law; or (b) the payment of distributions in violation of NRS 78.300. If the Nevada Revised Statutes are amended after the date of filing of these Articles of Incorporation to further eliminate or limit the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes, as so amended. Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE X

STATUTORY ELECTIONS

(a) Election not to be Governed by NRS 78.378 to 78.3793 Inclusive. The Corporation hereby elects not to be governed by, and to otherwise opt out of, the provisions of NRS 78.378 to 78.3793, inclusive, relating to acquisition of a controlling interest in the Corporation.

(b) Election not to be Governed by NRS 78.411 to 78. 444 Inclusive. The Corporation hereby elects not to be governed by, and to otherwise opt out of, the provisions of NRS 78.411 to 78.444, inclusive, relating to combinations with interested stockholders.

ARTICLE XI

BYLAWS AMENDMENT

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to repeal, alter, amend or rescind the bylaws of the Corporation only by vote of four-fifths of the board of directors at a legal meeting held in accordance with the provisions of the bylaws without a vote or other action by the stockholders. In addition, the bylaws of the Corporation may be altered, amended or rescinded by the stockholders of the Corporation only by vote of not less than 75% of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose (provided that notice of such proposed repeal, alteration, amendment or rescission is included in the notice of such meeting).

Dated: March 1, 2011

By:	/s/ J. Clarke Legler, II
Name: J. Clarke Legler, II
Title: Chief Financial Officer

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